UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2019

Zymeworks Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-38068	47-2569713
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 540, 1385 West 8th Avenue, Vancouver, British Columbia, Canada	V6H 3V9
(Address of principal executive offices)	(Zip Code)

(604) 678-1388

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value per share	ZYME	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) Effective September 16, 2019, Nick Bedford retired from his position as a member and Chair of the board of directors (the “Board of Directors”) of Zymeworks Inc. (“Zymeworks” or the “Company”). Mr. Bedford indicated to the Company that his decision to retire was based on personal reasons and not due to any disagreement with the Company or concerns relating to the Company’s operations, policies, or practices.

Following Mr. Bedford’s retirement, Lota Zoth was appointed Chair of the Board of Directors, effective September 16, 2019.

Zymeworks issued a press release regarding Mr. Bedford’s retirement, Ms. Zoth’s appointment as Chair of the Board of Directors and the matters referred to in Item 8.01, below, a copy of which is attached as Exhibit 99.1 hereto.

(c) On September 12, 2019 and effective as of such date, the Company revised the title of Neil Klompas, Chief Financial Officer of the Company, from “Chief Financial Officer” to “Executive Vice President, Business Operations and Chief Financial Officer” in order to more accurately reflect Mr. Klompas’ duties and contributions to the Company.

Mr. Klompas, 47 years old, joined Zymeworks in March 2007 and currently serves as Zymeworks’ Executive Vice President, Business Operations and Chief Financial Officer. Prior to joining Zymeworks, he worked with KPMG LLP in Canada and the United States, most recently (from 2005 to 2007) with KPMG’s Pharmaceuticals, Biotechnology and Medical Device M&A Transaction Services practice in Princeton, New Jersey, where he advised on transactions including mergers, acquisitions, divestitures and strategic alliances. Prior to that, from 2000 to 2005 Mr. Klompas worked with KPMG’s Canadian Biotechnology and Pharmaceuticals practice. Mr. Klompas currently serves on the Board of Prometic Life Sciences Inc. (TSX:PLI ) (OTCQX: PFSCF). Mr. Klompas is a Chartered Professional Accountant and is a member of Chartered Professional Accountants of British Columbia. Mr. Klompas also holds a degree in Microbiology & Immunology from the University of British Columbia. He serves on the faculty advisory board for Biotechnology and Chemistry for Camosun College and as a member of the board of directors of Ovensa Inc., a private biotechnology company.

There is no arrangement or understanding between Mr. Klompas and any other persons pursuant to which his title was revised, nor is there any family relationship between Mr. Klompas and any of the Company’s directors or other executive officers. Further, Mr. Klompas is not a party to any transactions set forth in Item 404(a) of Regulation S-K.

Zymeworks did not enter into or amend any material plan, contract or arrangement with Mr. Klompas in connection with the revision of his title.

ITEM 8.01	OTHER EVENTS.

On September 17, 2019, Zymeworks announced its strategic decision to voluntarily delist its common shares from the Toronto Stock Exchange (TSX) in Canada (the “TSX Delisting”). With active daily trading on the New York Stock Exchange having accounted for the vast majority of Zymeworks’ liquidity, the Company conducted a thorough evaluation of its dual listing, considering such factors as overall liquidity, the needs of its shareholders, costs, regulatory compliance and complexity, and future capital raising opportunities. In summary, the Company believes that the financial and administrative costs associated with maintaining a dual listing are no longer justified. On September 17, 2019, Zymeworks also filed a material change report with Canadian securities regulators regarding the TSX Delisting. A copy of this material change report is attached as Exhibit 99.2 hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 17, 2019.

99.2	Material Change Report dated September 17, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYMEWORKS INC.
(Registrant)

Date: September 18, 2019	By:	/s/ Neil Klompas
	Name:	Neil Klompas
	Title:	Executive Vice President, Business Operations and Chief Financial Officer